Exhibit 8.2

Weil, Gotshal & Manges llp 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007 FORM OF OPINION [ ], 2006	AUSTIN BOSTON BRUSSELS BUDAPEST DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C
Board of Directors
Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, CO 80202
Ladies and Gentlemen:
     You have requested our opinion regarding certain federal income tax consequences of the proposed distribution (the “Distribution”) by Forest Oil Corporation, a New York corporation (“Forest”), of all of the stock of Forest Energy Resources, Inc., a Delaware corporation (“FERI”), owned by Forest pro rata to its shareholders, the subsequent merger (the “Merger”) of MEI Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Mariner Energy, Inc., a Delaware corporation (“Mariner), with and into FERI, and certain other transactions related thereto.
     In formulating our opinion, we examined such documents as we deemed appropriate, including the Distribution Agreement dated as of September 9, 2005 by and between Forest and FERI (formerly SML Wellhead Corporation) (the “Distribution Agreement”), the Agreement and Plan of Merger dated as of September 9, 2005 by and among Forest, FERI (formerly SML Wellhead Corporation), Mariner and Merger Sub (the “Merger Agreement”) and the Registration Statement on Form S-4, initially filed by Mariner with the Securities and Exchange Commission on October 18, 2005 (Registration No. 333-129096), as amended (with all amendments thereto, the “Registration Statement”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Forest, FERI and Mariner.

Weil, Gotshal & Manges llp
Board of Directors
Forest Oil Corporation
[                    ], 2006

     Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Distribution and the Merger set forth in the Distribution Agreement, the Merger Agreement and the Registration Statement and (2) the consummation of the Distribution and the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Distribution Agreement, the Merger Agreement and the Registration Statement.
     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth therein and below, we hereby confirm the opinions which are attributed to Weil, Gotshal & Manges LLP in the Registration Statement under the heading “THE SPIN-OFF AND MERGER—Material United States Federal Tax Consequences of the Spin-Off and the Merger.”
     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Distribution or the Merger, or any inaccuracy in the statements, facts, assumptions or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm therein, including under the heading “THE SPIN-OFF AND MERGER—Material United States Federal Tax Consequences of the Spin-Off and the Merger.” In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is rendered solely for your benefit in connection with the transactions described above.
Very truly yours,